QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

ALLOS NDA TO BE REVIEWED BY FDA ADVISORY COMMITTEE

        WESTMINSTER, Colo., March 12, 2004—Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the Oncologic Drugs Advisory Committee (ODAC) of the U.S. Food and Drug Administration (FDA) plans to review the company's investigational radiation sensitizer, RSR13 (efaproxiral), on May 3, 2004. The company has submitted a New Drug Application (NDA) to the FDA seeking approval to market RSR13 (efaproxiral) as an adjunct to whole brain radiation therapy for the treatment of patients with brain metastases originating from breast cancer. Information regarding the ODAC panel is now available via the FDA Hotline at 1-800-741-8138 and will soon be posted to the Federal Register.

        On February 2, 2004, the FDA accepted for priority review the company's New Drug Application (NDA 21-661) seeking approval to market RSR13 as an adjunct to whole brain radiation therapy for the treatment of patients with brain metastases originating from breast cancer. The FDA has established a target date of June 4, 2004 to take action on the NDA.

        "We welcome the additional review and insight the FDA's outside scientific advisors will provide at the ODAC hearing," said Michael E. Hart, President and CEO of Allos Therapeutics, Inc. "The recent acceptance for priority review of our NDA exemplifies our ongoing cooperative efforts with the FDA."

About RSR13 (efaproxiral)

        RSR13 (efaproxiral) is the first synthetic small molecule designed to "sensitize" hypoxic (oxygen-deprived) areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, RSR13 (efaproxiral) has the potential to enhance the efficacy of standard radiation therapy. Unlike chemotherapeutics or other radiation sensitizers, RSR13 (efaproxiral) does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy.

        In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has a superior potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company's web site at: www.allos.com.

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the timing and scope of the ODAC review meeting, the timing of the FDA's action on the NDA, and the company's ability to obtain regulatory approval for RSR13 (efaproxiral) for the treatment of brain metastases from breast cancer in the United States, Europe or any other jurisdiction, as well as other risks and uncertainties detailed from time to time in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

# # #

Contacts:

Monique M. Greer
VP, Corporate Communications and Investor Relations
720-540-5241
mgreer@allos.com

Lazar Partners Limited (media)
Fern Lazar
212-867-1762
flazar@lazarpartners.com

QuickLinks

ALLOS NDA TO BE REVIEWED BY FDA ADVISORY COMMITTEE